Exhibit 4.1

Execution Version

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of October 5, 2023 (this “Supplemental Indenture”), between Kaleyra, Inc., a Delaware corporation, as issuer (the “Company”), and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”), to the Indenture, dated as of June 1, 2021, between such parties (the “Indenture”) governing the 6.125% Convertible Senior Notes due 2026 (the “Notes”). All references to the “Indenture” shall be to the Indenture and, as applicable, this Supplemental Indenture.

RECITALS

WHEREAS, the Company, the issuer of the Notes under the Indenture, and the Trustee have heretofore executed and delivered the Indenture;

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 28, 2023, by and among the Company and Tata Communications Limited, a company listed on BSE Limited and National Stock Exchange of India Limited (“Parent”), pursuant to which, and subject to the terms and conditions contained in the Merger Agreement, TC Delaware Technologies Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), shall merge with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”) and, in connection therewith, each share of Common Stock of the Company that is issued and outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock (i)(x) that are held by the Company as treasury stock or (y) that are owned by Parent or any of its subsidiaries (including Merger Sub), in each case, as of immediately prior to the effective time of the Merger, which shares of Common Stock shall be automatically cancelled and extinguished without any conversion thereof or consideration paid therefor (the “Cancelled Shares”) or (ii) held by holders of such shares of Common Stock who have not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the Delaware General Corporation Law with respect to any such shares of Common Stock held by any such holder (the “Dissenting Shares”)) shall, by virtue of the Merger, be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $7.25, without interest thereon (the “Merger Consideration”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Merger Consideration is to be paid to each holder of shares of Common Stock without interest thereon and less any applicable withholding taxes;

WHEREAS, the Merger has been consummated and each share of Common Stock that was outstanding immediately prior to the effective time of the Merger (other than the Cancelled Shares and the Dissenting Shares) was converted automatically into the right to receive the Merger Consideration, in each case, on the date hereof (the “Effective Date”), in accordance with the Merger Agreement and substantially concurrently with the execution and delivery of this Supplemental Indenture;

WHEREAS, the consummation of the Merger as contemplated by the Merger Agreement constitutes a Fundamental Change, a Make-Whole Fundamental Change and a Share Exchange Event under the terms of the Indenture;

WHEREAS, Section 14.07(a) of the Indenture provides that the Company or the successor or acquiring Person, as the case may be, shall enter into a supplemental indenture with the Trustee permitted under Section 10.01(g) of the Indenture providing that, for all conversions that occur at and after the effective time of the Merger, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger would have owned or been entitled to receive upon such Merger;

WHEREAS, the Company has requested that the Trustee join with it in the execution and delivery of this Supplemental Indenture and, in accordance with Sections 10.05, 14.07(b) and 17.05 of the Indenture, has delivered an Officer’s Certificate to the Trustee and in accordance with Sections 10.05 and 17.05 of the Indenture, has delivered an Opinion of Counsel to the Trustee, in each case, responsive to and in compliance with the matters stated therein; and

WHEREAS, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the premises hereof, the parties have executed and delivered this Supplemental Indenture, and the Company and the Trustee agree for the benefit of each other and for the equal and ratable benefit of the Holders, as follows:

AGREEMENT

SECTION 1. Capitalized Terms.

Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Indenture.

SECTION 2. Settlement upon Conversion.

In accordance with Section 14.07(a) of the Indenture, and from and after the effective time of the Merger, the right to convert each $1,000 principal amount of Notes will be changed to a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the Merger would have owned or been entitled to receive upon such Merger (the “Reference Property”), which shall be cash equal to approximately $122.86 per $1,000 principal amount of Notes based on a Conversion Rate of 16.9463 and reflecting the right to receive $7.25 in cash for each share. Accordingly, any reference in respect of a Holders’ conversion rights to a share of Common Stock in the Indenture shall be deemed a reference to a right to receive a cash amount equal to $7.25 and the provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the holders’ right to convert the Notes into the Reference Property.

SECTION 3. Notes.

Each Note, with effect on and from the Effective Date, shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Notes consistent with the terms of the Indenture, as amended by this Supplemental Indenture.

SECTION 4. Ratification and Effect.

Except as hereby expressly amended, the Indenture and the Notes are in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part thereof. Each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein,” and each reference in the Notes to “the Indenture,” “thereunder,” “thereof,” or “therein” shall mean and be a reference to the Indenture as amended and supplemented by this Supplemental Indenture unless the context otherwise requires. Additionally, each reference in the Notes to “this Note,” “hereunder,” “hereof,” or “herein,” and each reference in the Indenture to “the Notes,” “thereunder,” “thereof,” or “therein” shall mean and be a reference to the Notes as amended and supplemented by this Supplemental Indenture unless the context otherwise requires. The Indenture as amended and supplemented by this Supplemental Indenture shall be read, taken and construed as one and the same instrument, and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture as supplemented by this Supplemental Indenture shall be bound thereby.

SECTION 5. Responsibility of the Trustee.

(a) The recitals in the Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this Supplemental Indenture. The Trustee shall be under no duty whatsoever to make any determination whether any execution, modification, amendment, supplement or confirmation to any document is necessary to implement such amendments and waivers, including those contained herein, and shall be entitled to conclusively rely on the documentation required to be provided under the terms of the Indenture in a form reasonably satisfactory to the Trustee.

(b) In acting under or in connection with this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 6. Governing Law; Jurisdiction; Waiver of Jury Trial.

The provisions of Sections 17.04 and 17.13 of the Indenture shall apply to this Supplemental Indenture mutatis mutandis.

SECTION 7. Severability.

In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

SECTION 8. Conflicts.

To the extent of any inconsistency between the terms of the Indenture or the Notes and this Supplemental Indenture, the terms of this Supplemental Indenture will control.

SECTION 9. Execution in Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the other parties hereto shall be deemed to be their original signatures for all purposes.

SECTION 10. Miscellaneous.

This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein. All covenants and agreements in this Supplemental Indenture given by the parties hereto shall bind their successors. The section headings are for convenience only and shall not affect the construction hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

ISSUER:

KALEYRA, INC.

By:	/s/ Dario Calogero
Name:	Dario Calogero
Title:	Chief Executive Officer

[Signature Page to First Supplemental Indenture]

TRUSTEE:

WILMINGTON TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Quinton M. DePompolo
Name:	Quinton M. DePompolo
Title:	Assistant Vice President

[Signature Page to First Supplemental Indenture]